                                                                    EXHIBIT 10.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THIS NOTE MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, OFFERED, PLEDGED OR OTHERWISE DISTRIBUTED UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATE SECURITIES LAWS OR SUCH SALE, TRANSFER, ASSIGNMENT, OFFER, PLEDGE OR OTHER DISTRIBUTION FOR VALUE IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

THIS INSTRUMENT AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE IN THE MANNER AND TO THE EXTENT SET FORTH IN THAT CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT (THE "SUBORDINATION AGREEMENT") DATED AS OF OCTOBER 7, 2003 AMONG NEOPHARM, INC., A DELAWARE CORPORATION, AKORN, INC., A LOUISIANA CORPORATION ("AKORN"), AND AKORN (NEW JERSEY), INC., AN ILLINOIS CORPORATION ("AKORN NJ"; TOGETHER WITH AKORN, EACH A "COMPANY" AND COLLECTIVELY THE "COMPANIES") AND LASALLE BANK NATIONAL ASSOCIATION (TOGETHER WITH ITS SUCCESSORS AND ASSIGNS, THE "SENIOR AGENT"), TO THE INDEBTEDNESS (INCLUDING INTEREST) OWED BY THE COMPANIES PURSUANT TO THAT CERTAIN CREDIT AGREEMENT DATED AS OF OCTOBER 7, 2003 AMONG THE COMPANIES, THE SENIOR AGENT AND THE LENDERS FROM TIME TO TIME PARTY THERETO, AND THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE CREDIT AGREEMENT) AS SUCH CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS MAY BE AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME AS CONTEMPLATED BY THE SUBORDINATION AGREEMENT (THE "LASALLE CREDIT AGREEMENT"); AND EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THE SUBORDINATION AGREEMENT.

                              AMENDED AND RESTATED
                                PROMISSORY NOTE

$3,250,000.00                                                    October 7, 2003
                                                         Buffalo Grove, Illinois

         FOR VALUE RECEIVED, AKORN, INC., a Louisiana corporation ("Borrower"), promises to pay to the order of NEOPHARM, INC., a Delaware corporation ("NeoPharm," together with any person or entity to whom all or any portion of this Note may be transferred being hereinafter referred to as "Lender"), at its principal offices located at 150 Field Drive, Suite 195, Lake Forest, Illinois 60045, or at such other place as Lender may direct, the principal sum of THREE MILLION TWO HUNDRED FIFTY THOUSAND AND 00/100 DOLLARS

($3,250,000.00), and to pay interest thereon in accordance with the terms hereof, on December 20, 2006 (the "Maturity Date").

         This Amended and Restated Promissory Note (this "Note") amends and restates a certain Promissory Note dated December 20, 2001 made by Borrower in favor of Lender (the "Original Note") executed in connection with (a) that certain Processing Agreement dated as of December 20, 2001, as amended by an amendment dated of even date herewith (the "Processing Agreement"), between Lender and Borrower; and (b) that certain Subordination and Intercreditor Agreement dated as of December 20, 2001, as amended by an amendment dated of even date herewith (the "Subordination Agreement"), between Borrower and John N. Kapoor, as Trustee under The John N. Kapoor Trust, dated September 20, 1989, (the trustee and the trust, together, "Kapoor"), to which reference is hereby made. This Note is an amendment and restatement of the indebtedness evidenced by the Original Note, and nothing contained herein shall be construed to deem paid or forgiven the unpaid principal amount of, or unpaid accrued interest on, such indebtedness outstanding at the time of its replacement by this Note.

                                    ARTICLE 1
                                    INTEREST

         1.1 Calculation of Interest Rate. Beginning on the first day after the date hereof, Interest shall accrue on the unpaid principal amount from time to time outstanding hereunder at a rate per year equal to the "Prime Rate" plus one hundred seventy five basis points (175 bps). "Prime Rate" means the rate of interest announced from time to time by LaSalle Bank National Association ("LaSalle") as its prime rate. Changes in the rate of interest hereunder resulting from a change in the Prime Rate shall take effect on the date set forth in each announcement of a change in the Prime Rate. Interest shall be computed for the actual number of days elapsed on the basis of a year consisting of 365 days, including the date the loan is made and excluding the date the loan or any portion thereof is paid or prepaid.

         As of the date hereof, there is outstanding under the Original Note the sum of $3,353,125.49 in principal and accrued but unpaid interest, all of which shall be deemed outstanding under this Note as of the date hereof.

         1.2 Default Rate. After an Event of Default, interest shall accrue and be payable at a rate equal to (a) the interest rate calculated in accordance with Section 1.1, plus (b) three percent (3%) (the "Default Rate").

                                    ARTICLE 2
                                    PAYMENTS

         2.1 Required Repayment. Commencing on the last day of the calendar quarter during which all indebtedness owed by Borrower under the LaSalle Credit Agreement has been paid in full or otherwise discharged, and on the last day of each calendar quarter thereafter, Borrower will make quarterly payments of One Hundred Fifty Thousand and 00/100 Dollars ($150,000), to be applied first, to accrued but unpaid interest, and second, to outstanding principal. Borrower shall pay any remaining amounts of outstanding principal and accrued but unpaid interest hereunder on the Maturity Date. Borrower may prepay all outstanding principal and accrued but unpaid interest at any time without penalty or premium.

         2.2 Manner of Payments. All payments made by Borrower hereunder shall be made to Lender at its principal offices located at 150 Field Drive, Suite 195, Lake Forest, Illinois 60045, Attn: Chief Financial Officer or at such other places as Lender may designate. All payments hereunder shall be made in immediately available funds, and shall be applied first to accrued interest and then to principal; however, if an Event of Default occurs, Lender may, in its sole discretion, and in such order as it may choose, apply any payment to interest, principal and/or lawful charges and expenses then accrued. All payments shall be made without deduction for or on account of any present or future taxes, duties or other charges levied or imposed on this Note or the proceeds thereof by any government or political subdivision thereof, except as required by law.

                                    ARTICLE 3
                        OPERATIONS/LYOPHILIZATION RAMP-UP

         3.1 Use of Proceeds. Borrower agrees that the proceeds from the loan evidenced by this Note shall be used solely (a) to achieve removal of all warning letter sanctions pursuant to Form 483 or current Good Manufacturing Practice regulations issued or imposed by the Food and Drug Administration ("FDA") with regard to Borrower's ability to handle and manufacture sterile pharmaceuticals and provide lyophilization services; (b) to obtain FDA validation for Borrower's operation of its facility located at 1222 West Grand Avenue, Decatur, Illinois (the "Facility") to offer and provide lyophilization services for the handling and manufacturing of sterile pharmaceuticals; (c) to obtain any other required license, consent, permit or approval from the FDA or any other governmental authority in the United States or its political subdivisions as shall be required to establish operations at the Facility to handle and manufacture sterile pharmaceuticals and provide lyophilization services; (d) to establish operations at the Facility to provide lyophilization services and to handle and manufacture sterile pharmaceuticals; and (e) to make any capital expenditure necessary to provide lyophilization services (the items set forth in subsections (a), (b), (c), (d), and (e) collectively, the "Lyophilization Ramp-Up").

         3.2 Additional Costs. Borrower shall be responsible for all costs whatsoever related to the Lyophilization Ramp-Up in excess of the proceeds hereunder and shall not require, request or demand additional amounts from Lender to fund the Lyophilization Ramp-Up other than the amounts loaned by Lender to Borrower or evidenced by this Note.

         3.3 October 1, 2004. By October 1, 2004, Borrower shall (a) complete the Lyophilization Ramp-Up; (b) maintain the continued removal of all warning letter sanctions pursuant to Form 483 related to the Facility; and (c) be prepared to immediately begin development of the procedures for manufacture of Lender's products.

         3.4 Change in Control. If Borrower experiences, after the date hereof, (a) a change in control of greater than fifty percent (50%) of Borrower's voting securities or (b) a change in control through a merger or the sale of all or substantially all of Borrower's assets, then Lender may declare all amounts of principal and interest under this Note immediately due and payable and/or terminate the Processing Agreement.

                                    ARTICLE 4
                                 REPRESENTATIONS

         4.1 Organization and Qualification. Borrower is duly organized, validly existing and in good standing under the laws of the State of Louisiana, its state of incorporation. Borrower is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the failure to receive or retain such qualification would have a material adverse effect on the business, operations or financial condition of Borrower.

         4.2 Corporate Authority and Authorization. Borrower has all requisite corporate, power, authority and legal right to execute and deliver and perform its obligations under this Note and all of Borrower's obligations described herein have been duly and validly authorized by all necessary corporate proceedings on the part of Borrower.

         4.3 Execution and Binding Effect. This Note has been or shall be duly and validly executed and delivered by Borrower and this Note when executed and delivered shall constitute the legal, valid and binding obligations of Borrower enforceable in accordance with the terms hereof and thereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally.

         4.4 Absence of Conflicts. The execution and delivery of this Note, consummation of the transactions herein or Borrower's performance of or compliance with the terms and conditions hereof or in the Processing Agreement shall not (a) materially violate any applicable law or regulation; (b) conflict with or result in a material breach of or a default under the certificate of incorporation or bylaws of Borrower, or any agreement or instrument to which Borrower is a party or by which Borrower or its properties is bound; or (c) result in the creation or imposition of any lien upon any property (now owned or hereafter acquired) of Borrower except as otherwise contemplated by this Note.

         4.5 No Event of Default; Compliance with Instruments Corporate Documents and Material Agreements. As of the date hereof Borrower is not in violation of any term of its certificate of incorporation and/or bylaws and Borrower is not in violation of any term of its material agreements or instruments including, without limitation, (a) LaSalle Credit Agreement; (b) two Mortgage Notes (together, the "Primary Mortgage"), each dated April 27, 1997, by and between Borrower and Standard Mortgage Investors ("Standard Investors"); (c) that certain Master Equipment Lease Agreement No. 08197, dated December 9, 1999, as amended December 26, 2000 (the "Asset Lease"), by and between Borrower and National City Leasing Corporation ("National City"); (d) that certain Convertible Bridge Loan and Warrant Agreement, dated July 12, 2001, by and between Borrower and The John N. Kapoor Trust, dated September 20, 1989 (the "Kapoor Trust") and that certain Promissory Note of Borrower in favor of The Kapoor Trust in the principal amount of $2,117,139.03 dated as of October 7, 2003 (collectively, the "Kapoor Loans"), or (e) any other material agreement or instrument to which Borrower is a party or by which it or its properties is bound.

         4.6 Litigation. There is no pending action, suit or threatened proceeding by or before any governmental authority against or affecting Borrower which if adversely decided would have a material adverse effect on its financial condition or on its ability to comply with its obligations herein, except those disclosed on Exhibit A attached hereto.

         4.7 Rights to Property. Except for the security interests (a) granted by Borrower to the Senior Agent under the terms of the LaSalle Credit Agreement; (b) granted to Standard Investors under the terms of the Primary Mortgage; (c) retained by National City under the terms of the Asset Lease; and
(d) otherwise disclosed on Exhibit A hereto (collectively, "Permitted Liens"), Borrower has good and marketable title to all personal and real property purported to be owned by it.

         4.8 Taxes. All tax returns required to be filed by Borrower have been properly prepared, executed and filed, and all taxes, assessments, fees and other governmental charges levied upon Borrower or upon any of its properties, incomes, sales or franchises which are shown to be due and payable thereon have been paid, other than taxes or assessments the validity or amount of which Borrower is contesting in good faith. The reserves and provisions for taxes on the books of Borrower are adequate for all open years and for its current fiscal period.

         4.9 Financial Accounting Practices. Borrower and each of its subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect their respective dealings or transactions of or in relation to the plants, properties, business and affairs of the Borrower and of each subsidiary, and Borrower shall keep, and cause each of its subsidiaries to keep, proper books of account, in which full and correct entries shall be made of all dealings or transactions of or in relation to the plants, properties, business and affairs of the Borrower and of each subsidiary in accordance with generally accepted accounting principles applied on a consistent basis. The Borrower will at any and all times, upon the written request of the Lender and at the Lender's expense, permit the Lender by its representatives to inspect the plants and properties, books of account, records, reports and other papers of the Borrower and of each subsidiary, and to take copies and extracts therefrom, and will afford and procure a reasonable opportunity to make any such inspection.

         4.10 Accurate and Complete Disclosure. To the best of Borrower's knowledge, no representation made by Borrower under this Note and no statement made by Borrower in any financial statement, report filed with the Securities and Exchange Commission, certificate, exhibit or document furnished by Borrower to Lender pursuant to or in connection with this Note is false or misleading as of the date made in any material respect (including by omission of material information necessary to make such representation, warranty or statement not misleading). Lender has had adequate access to Borrower's management and opportunity to conduct it own due diligence examination of the plants and properties, books of account, records, reports and other papers of the Borrower and each of its subsidiaries.

         4.11 Other Indebtedness. With the exception of (a) the LaSalle Credit Agreement; (b) the Primary Mortgage; (c) the Asset Lease; (d) the Kapoor Loans, and (e) the Promissory Note of Borrower, dated as of October 7, 2003, in favor of Arjun Waney in the principal amount of $600,000, Borrower has no Indebtedness in excess of $100,000.

         4.12 Capital Stock. All of the outstanding capital stock of Borrower has been duly authorized and validly issued, and is non-assessable.

         4.13 Environmental Warranties. To the best of Borrower's knowledge, Borrower and each of its subsidiaries is in substantial compliance with all environmental laws, regulations, rules, ordinances, permits, orders, and other requirements applicable to it, the operations of each or the real or personal property owned, leased or operated by each, including without limitation, all such laws governing employment, the generation, use, storage, disposal or transportation of toxic or hazardous substances or wastes. Borrower has not received notice of, and is not aware of, any violations or alleged violations, or any liability or asserted liability, under any such environmental laws, with respect to Borrower, its subsidiaries, or their respective businesses or properties.

                                    ARTICLE 5
                                    COVENANTS

         Except as otherwise permitted under the LaSalle Credit Agreement or consented to in writing by the Senior Agent, Borrower covenants and agrees that, without the prior written consent of Lender, from and after the date hereof until all amounts of principal and interest hereunder are repaid and discharged:

         5.1 Indebtedness. Borrower shall not create, incur, assume or permit to exist any Indebtedness, after the date hereof except (a) deferred taxes; (b) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; (c) existing Indebtedness, which includes (i) amounts outstanding under the LaSalle Credit Agreement and any additional advances or borrowings under the LaSalle Credit Agreement in accordance with the terms thereof, (ii) the Primary Mortgage, (iii) the Asset Lease, (iv) the Kapoor Loans, and (v) the loans made by Lender evidenced by this Note, or the refinancing of any of the documents or facilities set forth in subparagraphs (i) through (v), the refinanced terms of which shall in any event be on terms no less favorable to Borrower or Lender than the terms of the Indebtedness being refinanced; (d) any financing secured by any real estate owned by Borrower; and (e) the unsecured financing by a seller of product lines to Borrower.

         "Indebtedness" shall mean (a) any obligation for the repayment of borrowed money or, with respect to the purchase price of property, any payment which is deferred six (6) months or more after the date of acquisition, but excluding obligations to trade creditors incurred in the ordinary course of business that are not overdue by more than six (6) months unless being contested in good faith; (b) reimbursement and all other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured; (c) all obligations evidenced by notes, bonds, debentures or similar instruments; (d) any obligation for the payment of money created or arising under any conditional sale or other title retention agreement; (e) all capital leases; and (f) any agreement to guarantee the indebtedness of a subsidiary of Borrower or any other person or business entity.

         5.2 Business. Borrower shall not make any changes in its business objectives, purposes or operations which could in any way adversely affect the repayment of this Note or Borrower's ability to comply with its obligations contained in the Processing Agreement.

         5.3 Liens. Borrower shall not create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets whether now owned or hereafter acquired, except (a) Permitted Liens, (b) presently existing or hereafter created Liens in favor of Lender; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including, without limitation, capital leases) or in connection with purchase money Indebtedness with respect to properties acquired by Borrower in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and capital lease obligations of not more than $1,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money Indebtedness and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets); (d) Liens in connection with any financing secured by any real estate owned by Borrower; and
(e) Liens existing on the date hereof and described in Exhibit A hereto.

         In addition, Borrower shall not become a party to any agreement, note, indenture or instrument, or take any other action, which would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender, as collateral for payment and satisfaction of the outstanding principal and accrued interest under this Note, except the LaSalle Credit Agreement, operating leases, capital leases or intellectual property licenses which prohibit liens upon the assets that are subject thereto.

         "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

         5.4 Cancellation of Indebtedness. Borrower shall not cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

                                    ARTICLE 6
                     EVENTS OF DEFAULT: RIGHTS AND REMEDIES

         6.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder: (a) Borrower shall fail to make any payment of principal of, or interest on, or any other amount owing in respect of this Note when due and payable; (b) Borrower shall fail to pay any costs or expenses payable or reimbursable by Borrower under this Note, and such failure shall have remained unremedied for a period of thirty (30) days or more; (c) Borrower shall fail or neglect to perform, keep or observe any of the provisions of this Note (and not constituting an Event of Default under any of the other subsections of this Section 6.1) and such failure shall have remained unremedied for a period of thirty (30) days or more; (d) Borrower shall fail to perform, keep or observe any provision of the Processing Agreement after the grace period (if any) set forth therein or the Processing Agreement shall not be effective on or before October 1, 2004; (e) the Indebtedness under the LaSalle Credit Agreement shall become or be declared due prior to its stated maturity or its regularly scheduled dates of payment; (f) a default under any agreement, document or instrument, excluding those specified in subsection 6.1(e), to which Borrower is a party and such default is not cured or waived within any applicable grace period and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness of Borrower or any subsidiary of Borrower in excess of $50,000 in the aggregate, or (ii) causes such Indebtedness or a portion thereof in excess of $100,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) entitles any holder of such Indebtedness to cause such Indebtedness or a portion thereof in excess of $100,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such right is exercised or waived by such holder or trustee; (g) Kapoor breaches or repudiates or attempts to breach or repudiate, the Subordination Agreement or the Subordination Agreement is terminated by operation of its terms or operation of law; (h) any representation or warranty herein or in any written statement, report filed with the Securities and Exchange Commission, financial statement or certificate made or delivered to Lender by Borrower shall be untrue or incorrect in any material respect, as of the date when made or deemed made; (i) assets of Borrower or any subsidiary thereof with a fair market value of $100,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Borrower or any subsidiary thereof and such condition shall continue for thirty (30) days or more; (j) a case or proceeding shall have been commenced against Borrower or any subsidiary thereof in a court having competent jurisdiction seeking a decree or order in respect of Borrower or any subsidiary thereof (i) under Title 11 of the United States Code, as now constituted or hereafter amended or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Borrower or any subsidiary thereof or of any substantial part of the assets thereof, or
(iii) ordering the winding-up or liquidation of the affairs of Borrower or any subsidiary thereof and such case or proceeding shall remain undismissed or unstayed for forty-five (45) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding; (k) Borrower or any subsidiary thereof shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, State or foreign bankruptcy or other similar law, (ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Borrower or any subsidiary thereof or of any substantial part of its respective assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any such action; or (l) a final judgment or judgments for the payment of money in excess of $250,000 in the aggregate shall be rendered against Borrower or any subsidiary thereof and the same shall not
(i) be fully covered by insurance, or (ii) within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been paid or otherwise discharged prior to the expiration of any such stay.

         6.2 Remedies. If any Event of Default shall have occurred and be continuing subject to the terms of the Subordination Agreement, (a) all of the outstanding principal and accrued and unpaid interest under this Note shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; (b) the rate of interest applicable to this Note shall be increased to the Default Rate; and
(c) Borrower may exercise any rights and remedies provided to Lender under this Note and/or at law or equity.

         6.3 Waivers by Borrower. Except as otherwise provided for in this Note or by applicable law, Borrower waives presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard. Borrower acknowledges that it has been advised by counsel of its choice with respect to this Note and the transactions evidenced by this Note.

                                    ARTICLE 7
                             SUCCESSORS AND ASSIGNS

         This Note shall be binding on and shall inure to the benefit of Borrower and Lender and their respective successors and assigns, except as otherwise provided herein. Borrower may not assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by Borrower without the prior express written consent of Lender shall be void. The terms and provisions of this Note are for the purpose of defining the relative rights and obligations of Borrower and Lender with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Note.

                                    ARTICLE 8
                                  SUBORDINATION

         Anything in this Note to the contrary notwithstanding, the Indebtedness evidenced by this Note, both principal and interest, and the right to seek enforcement of any of the rights granted to Lender herein, shall be subordinate and junior to all obligations of Borrower incurred under the LaSalle Credit Agreement, between Borrower and the Senior Agent.

                                    ARTICLE 9
                                     NOTICES

         All notices, requests, demands and payments of principal and interest given to or made under this Note shall, except as otherwise specified in this Note, be in writing and shall be effective upon the earlier of (a) receipt or
(b) the fifth (5th) day following the date such notice was mailed properly addressed, first class, registered or certified mail, return receipt requested, postage prepaid, to the other party at the following addresses (which may be changed at any time by notice under this Article 9):

        If to NeoPharm, Inc.
                                   150 Field Drive, Suite 195
                                   Lake Forest, Illinois 60045
                                   Facsimile No.: (847) 295-8854
                                   Attn: James Hussey

        With a copy to:
                                   McGuireWoods Ross & Hardies
                                   150 North Michigan Avenue
                                   Chicago, Illinois  60601-7567
                                   Facsimile No.: (312) 750-8600
                                   Attn: Scott Becker

        If to Akorn, Inc.
                                   Akorn, Inc.
                                   2500 Millbrook Drive
                                   Buffalo Grove, IL 60089-4694
                                   Facsimile No. (847) 279-6123
                                   Attn: Arthur S. Przybyl

        With a copy to:
                                   Tressler, Soderstrom, Maloney
                                            & Priess
                                   2100 Manchester Road, Suite 950
                                   Wheaton, Illinois
                                   Facsimile No.: (630) 668-3003
                                   Attn: William A. Kindorf, III

                                   ARTICLE 10
                      GOVERNING LAW & WAIVER OF JURY TRIAL

         This Note and any document or instrument executed in connection herewith shall be governed by and construed in accordance with the internal law of the State of Illinois, and shall be deemed to have been executed in the State of Illinois. Unless the context requires otherwise, wherever used herein the singular shall include the plural and vice versa, and the use of one gender shall also denote the other. Captions herein are for convenience of reference only and shall not define or limit any of the terms or provisions hereof; references herein to Articles or provisions without reference to the document in which they are contained are references to this Note. This Note shall bind Borrower, its trustees (including without limitation successor and replacement trustees), successors and assigns, and shall inure to the benefit of Lender, its successors and assigns, except that Borrower may not transfer or assign any of its rights or interest hereunder without the prior written consent of Lender.

         BORROWER HEREBY IRREVOCABLY AGREES THAT, SUBJECT TO LENDER'S SOLE AND ABSOLUTE ELECTION, ALL SUITS, ACTIONS OR OTHER PROCEEDINGS WITH RESPECT TO, ARISING OUT OF OR IN CONNECTION WITH THIS NOTE OR ANY DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH SHALL BE SUBJECT TO LITIGATION IN COURTS HAVING SITUS WITHIN OR JURISDICTION OVER COOK COUNTY, ILLINOIS. BORROWER HEREBY CONSENTS AND SUBMITS TO THE JURISDICTION OF ANY LOCAL, STATE OR FEDERAL COURT LOCATED IN OR HAVING JURISDICTION OVER SUCH COUNTY, AND HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO REQUEST OR DEMAND TRIAL BY JURY, TO TRANSFER OR CHANGE THE VENUE OF ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT BY LENDER IN ACCORDANCE WITH THIS PARAGRAPH, OR TO CLAIM THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Construction. Wherever possible, each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note is prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note.

         11.2 Amendments. This Note may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled, or waived in whole or in part, except by written instruments signed by Borrower and Lender.

         11.3 No Waiver. Lender's failure at any time or times, to require strict performance by Borrower of any provision of this Note or Promissory Agreement shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default under this Note or Promissory Agreement shall not suspend, waive or affect any other Event of Default under this Note or Promissory Agreement whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of Borrower contained in this Note or Promissory Agreement and no Event of Default by Borrower under this Note or Promissory Agreement shall be deemed to have been suspended or waived by Lender unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver.

         IN WITNESS WHEREOF, Borrower has caused this Note to be duly executed as of the day and year first above written.


                                     AKORN, INC.

                                     By:
                                          --------------------------------------
                                     Its:


Accepted:

NEOPHARM, INC.

By:  _____________________________________
Its: President and Chief Executive Officer

                                    EXHIBIT A

1.       LITIGATION.

- On March 27, 2002, Akorn received a letter informing it that the staff of the SEC regional office in Denver, Colorado, would recommend to the SEC that it bring an enforcement action against Akorn and seek an order requiring Akorn to be enjoined from engaging in certain conduct. The staff alleged that Akorn misstated its income for fiscal years 2000 and 2001 by allegedly failing to reserve for doubtful accounts receivable and overstating its accounts receivable balance as of December 31, 2000. The staff alleged that internal control and books and records deficiencies prevented Akorn from accurately recording, reconciling and aging its accounts receivable. Akorn also learned that certain of its former officers, as well as a then current employee had received similar notifications. Subsequent to the issuance of Akorn's consolidated financial statements for the year ended December 31, 2001, management of Akorn determined it needed to restate Akorn's financial statements for 2000 and 2001 to record a $7.5 million increase to the allowance for doubtful accounts as of December 31, 2000, which it had originally recorded as of March 31, 2001.

         On February 27, 2003, Akorn reached an agreement in principle with the staff of the SEC's regional office in Denver, Colorado, which was revised on July 11, 2003 and finalized on September 25, 2003, which resolves the issues arising from the staff's investigation and proposed enforcement action as discussed above. Akorn has consented to the entry of an administrative cease and desist order as proposed by the staff, without admitting or denying the findings set forth therein. The consent order finds that Akorn failed to promptly and completely record and reconcile cash and credit remittances, including from its top five customers, to invoices posted in its accounts receivable sub-ledger. According to the findings in the consent order, Akorn's problems resulted from, among other things, internal control and books and records deficiencies that prevented Akorn from accurately recording, reconciling and aging its receivables. The consent order finds that Akorn's 2000 Form 10-K and first quarter 2001 Form 10-Q misstated its account receivable balance or, alternatively, failed to disclose the impairment of its accounts receivable and that its first quarter 2001 Form 10-Q inaccurately attributed the increased accounts receivable reserve to a change in estimate based on recent collection efforts, in violation of Section 13(a) of the Exchange Act and rules 12b-20, 13a-1 and 13a-13 thereunder. The consent order also finds that Akorn failed to keep accurate books and records and failed to devise and maintain a system of adequate internal accounting controls with respect to its accounts receivable in violation of Sections 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act. The consent order does not impose a monetary penalty against Akorn or require any additional restatement of Akorn's financial statements. The consent order contains an additional commitment by Akorn to do the following: (A) appoint a special committee comprised entirely of outside directors, (B) within 30 days after entry of the order, have the special committee retain a qualified independent consultant ("consultant") acceptable to the staff to perform a test of Akorn's material internal controls, practices, and policies related to accounts receivable, and (C) within 180 days, have the consultant present his or her findings to the commission for review to provide assurance that Akorn is keeping accurate books and records and has devised and maintained a system of adequate internal accounting controls with respect to Akorn's accounts receivables.

- In October 2000, the Food and Drug Administration (the "FDA") issued a warning letter to Akorn following the FDA's routine Current Good Manufacturing Practices ("cGMP") inspection of Akorn's Decatur manufacturing facilities. This letter addressed several deviations from regulatory requirements including cleaning validations and general documentation and requested corrective actions be undertaken by Akorn. Akorn initiated corrective actions and responded to the warning letter. Subsequently, the FDA conducted another inspection in late 2001 and identified additional deviations from regulatory requirements including process controls and cleaning validations. This led to the FDA leaving the warning letter in place and issuing a Form 483 to document its findings. While no further correspondence was received from the FDA, Akorn responded to the inspectional findings. This response described Akorn's plan for addressing the issues raised by the FDA and included improved cleaning validation, enhanced process controls and approximately $2.0 million of capital improvements. In August 2002, the FDA conducted an inspection of the Decatur facility and identified cGMP deviations. Akorn responded to these observations in September 2002. In response to Akorn's actions, the FDA conducted another inspection of the Decatur facility during the period from December 10, 2002 to February 6, 2003. This inspection identified deviations from regulatory requirements including the manner in which Akorn processes and investigates manufacturing discrepancies and failures, customer complaints and the thoroughness of equipment cleaning validations. Deviations identified during this inspection had been raised in previous FDA inspections. Akorn has responded to these latest findings in writing and in a meeting with the FDA in March 2003. Akorn set forth its plan for implementing comprehensive corrective actions, has provided a progress report to the FDA on April 15, May 15, 2003 and June 15, 2003.

         As a result of the latest inspection and Akorn's response, the FDA may take any of the following actions: (i) permit Akorn to continue its corrective actions and conduct another inspection (which likely would not occur before the fourth quarter of 2003) to assess the success of these efforts; (ii) seek to enjoin Akorn from further violations, which may include temporary suspension of some or all operations and potential monetary penalties; or (iii) take other enforcement action which may include seizure of Company products. At this time, it is not possible to predict the FDA's course of action.

         FDA approval is required before any drug can be manufactured and marketed. New drugs require the filing of a New Drug Application ("NDA"), including clinical studies demonstrating the safety and efficacy of the drug. Generic drugs, which are equivalents of existing, off-patent brand name drugs, require the filing of an Abbreviated New Drug Application ("ANDA"). Akorn believes that unless and until the FDA chooses option (i) or, in the case of option (ii), unless and until the issues identified by the FDA have been successfully corrected and the corrections have been verified through reinspection, it is doubtful that the FDA will approve any NDAs or ANDAs that may be submitted by Akorn. This has adversely impacted, and is likely to continue to adversely impact Akorn's ability to grow sales. However, Akorn believes that unless and until the FDA chooses option (ii) or (iii), Akorn will be able to continue manufacturing and distributing its current product lines.

         If the FDA chooses option (ii) or (iii), such action could significantly impair Akorn's ability to continue to manufacture and distribute its current product line and generate cash from its operations, would result in a covenant violation under Akorn's senior debt and would cause Akorn's senior lenders to refuse further extensions of Akorn's senior debt, any or all of which would have a material adverse effect on Akorn's liquidity. Any monetary penalty assessed by the FDA also could have a material adverse effect on Akorn's liquidity.

- On March 6, 2002, Akorn received a letter from the United States Attorney's Office, Central District of Illinois, Springfield, Illinois, advising Akorn that the Drug Enforcement Agency (the "DEA") had referred a matter to that office for a possible civil legal action for alleged violations of the Comprehensive Drug Abuse Prevention Control Act of 1970, 21 U.S.C. sec. 801, et. seq. and regulations promulgated under the Act. The alleged violations relate to record keeping and controls surrounding the storage and distribution of controlled substances. On November 6, 2002, Akorn entered into a Civil Consent Decree with the DEA. Under terms of the Consent Decree, Akorn, without admitting any of the allegations in the complaint from the DEA, has agreed to pay a fine of $100,000, upgrade its security system and to remain in substantial compliance with the Comprehensive Drug Abuse Prevention Control Act of 1970. If Akorn does not remain in substantial compliance during the two-year period following the entry of the civil consent decree, Akorn, in addition to other possible sanctions, may be held in contempt of court and ordered to pay an additional $300,000 fine.

- On December 19, 2002 and January 22, 2003, Akorn received demand letters regarding claimed wrongful deaths allegedly associated with the use of the drug Inapsine, which Akorn produced. The total amount of the claims asserted is $3.8 million. In July 2003, Akorn agreed to a settlement with respect to one of the claims alleged by these demand letters. Akorn does not believe that this settlement or the outcome of the second alleged claim will have a material impact on Akorn's financial position. Potential damages in wrongful death suits are covered by Akorn's product liability policy.

- On August 9, 2003, Akorn received a Request for Arbitration from Novadaq Technologies, Inc. regarding a dispute for a right of reference to Akorn's NDA for IC Green in regards to Novadaq's pursuit of a diagnosis and treatment of Age Related Macular Degeneration. Akorn and Novadaq entered into an Agreed Order on September 23, 2003, pursuant to which Akorn has granted Novadaq a temporary right of reference pending the conclusion of the arbitration.

- Complaint filed in the Court of the 7th Judicial Court of Illinois dated September 2, 2003 from the Capitol Group, Inc. regarding unpaid bills for services totaling $4,559.16.

- Complaint filed in the Circuit Court of Cook County, Illinois dated June 25, 2003 from the VWR International regarding unpaid bills for services totaling $223,101.71.

- Complaint filed in Allegheny County, Pennsylvania from Fisher Scientific for $82,148.84 plus interest and costs.

2.       LIENS.

TRANSACTION                             SECURED PARTY                 DEBTOR              JURISDICTION
----------------------------------------------------------------------------------------------------------------
Equipment Lease No. OL-8248 with        The CIT Group/                Akorn               LA and
Amplicon, Inc.; secured by UCC               Equipment Financing,                          St. Tammany Parrish
financing statement covering            Inc.
equipment                               1620 W. Fountainhead Pkwy.
                                        Tempe, AZ 85282

Mortgage Loan Nos. 98021903 and         Standard Mortgage Investors   Akorn               Macon Co., IL
98021904 dated 4/27/97; secured by
mortgages on Decatur real
properties; principal balance at
6/30/01 $2,318,214.90, final
payment due June 2008

Equipment Lease Nos. VJ3317 and         Associates Leasing, Inc.      Akorn               NJ
W10811 with Lincoln                     8001 Ridgepoint Drive
Service &  Equipment Co.;               Irving, TX 75063
secured by UCC financing
statement covering equipment

Equipment Lease No. 5387; secured       Deerbart Financial Services   Akorn               IL
by UCC financing statement covering     Co.
equipment                               2250 E. Devon Ave., Ste. 251
                                        Des Plaines, IL 60018

Master Equipment Lease Agreement        National City Leasing Corp.   Akorn               IL
No. 08197-0012, dated December 9,       P.O. Box 36040
1999, as amended December 26, 2000;     Louisville, KY 40233
acquisition cost $3,811,028.93 with
monthly payments of $52,577.71
through 12/26/07; secured by UCC
financing statement covering
equipment

LaSalle Credit Agreement, dated as      LaSalle Bank                  Akorn, Inc.         Akorn, Inc.
of October 7, 2003, among Akorn,        135 South LaSalle Street      Akorn (New              Louisiana
Inc., Akorn (New Jersey), Inc.,         Chicago, Illinois 60603       Jersey), Inc.           Macon County, IL
Various Financial Institutions                                                                Cook County, IL
Party Hereto, and LaSalle Bank
National Association.

Credit Facility between Akorn, Inc.     Northern Trust                Akorn, Inc.         Akorn, Inc.
and Akorn (New Jersey), Inc. and                                      Akorn (New              Louisiana
Northern Trust.(1)                                                    Jersey), Inc.           Macon County, IL
                                                                                              Cook County, IL

(1) Northern Trust has a lien on substantially all of the assets of Akorn that will be released by Northern Trust upon consummation of the transactions contemplated by the LaSalle Credit Agreement.